Exhibit 99.1

Actuate Reports Fourth Quarter and Fiscal Year 2009 Financial Results

Record Full Year Non-GAAP EPS of $0.40, Up 48%; Record Full Year Non-GAAP Operating Margins of 21.5%; Record Quarterly BIRT-Related Business of over $6.5 million;

SAN MATEO, Calif.--(BUSINESS WIRE)--February 2, 2010--Actuate Corporation (NASDAQ:ACTU), the people behind BIRT™, today announced financial results for the fourth quarter and fiscal year 2009.

Financial and Operational Highlights:

  Record annual fully diluted non-GAAP EPS of $0.40 up 48% and fully diluted GAAP EPS of $0.25 up 19% on an annual basis;
  Record annual non-GAAP operating margins of 21.5% up almost 3% from the prior year;
  Q4 license revenues of $10.2 million, up 19% sequentially, and up 2% from the prior year;
  Booked transactions greater than $100,000 with 87 customers during Q4, versus 76 a year ago;
  Q4 revenue included two transactions with a license component in excess of $1.0 million;
  Booked 150 BIRT-based transactions in Q4, bringing the total for 2009 to over 500;
  Record $6.5 million in BIRT-related business for Q4; annual BIRT-related business of $18.2 million, up 18% over the prior year;
  Total cash, cash equivalents and investments of $75.5 million, up $17.1 million year-over-year net of $10.0 million of share repurchases;
  Actuate’s Board of Directors has approved a stock repurchase during Q1 2010 of up to $5.0 million;
  Actuate's acquisition of Xenos closed on February 1, 2010, with Actuate acquiring 95.2% of Xenos outstanding shares. The shares acquired by Actuate are sufficient to permit Actuate to acquire all remaining Xenos shares not tendered.

"Our financial performance in 2009, including record annual operating margins and non-GAAP EPS are evidence of our solid execution and focus on operational discipline,” said Pete Cittadini, President and CEO of Actuate. “Our new and improved financial footing now sets the stage for Actuate to return to a focus on growth in 2010. With the possibility of improvement in the macro environment within 2010, we expect to capitalize on continued BIRT momentum, the Xenos acquisition and the continued product innovation that Actuate 11 will initiate this year.”

Revenues for the fourth quarter of 2009 were $31.2 million, compared with $33.2 million in the fourth quarter of 2008. License revenues for the fourth quarter of 2009 were $10.2 million, up 2% when compared with $10.1 million in the year-ago quarter. Maintenance revenues for the quarter were $19.6 million, compared with $19.9 million reported in the same quarter last year. Professional services revenues for the fourth quarter of 2009 totaled $1.4 million, compared with $3.2 million in the fourth quarter of 2008. Total revenues for the fiscal year of 2009 were $119.3 million, compared with $131.0 million in the prior year. License revenues for 2009 were $36.1 million, compared with $40.0 million in the prior year. Maintenance and professional services revenues for 2009 were $76.5 million and $6.7 million respectively, compared with $76.7 million and $14.3 million in the prior year. On a constant currency basis, maintenance revenues increased slightly for the year.

Operating income as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $5.6 million for the fourth quarter of 2009, compared with $5.7 million in the fourth quarter of 2008. Net income for the fourth quarter of 2009, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $3.4 million, or $0.07 per diluted share, compared with net income of $4.7 million or $0.08 per diluted share in the fourth quarter of 2008. For 2009 operating income as reported in accordance with GAAP was $17.2 million, compared with $11.5 million in the prior year. GAAP Net income for 2009 was $12.2 million or $0.25 per diluted share, compared with $13.6 million or $0.21 per diluted share in 2008.

Non-GAAP net income for the fourth quarter of 2009 was $6.0 million, or $0.12 per diluted share, compared with non-GAAP net income of $6.2 million, or $0.10 per diluted share in the fourth quarter of 2008. Non-GAAP operating margin for the fourth quarter of 2009 was 24.9%. For the full fiscal year non-GAAP operating margins were a record 21.5%, compared with 18.6% for the prior year. Non-GAAP net income for 2009 was $19.6 million, compared with $17.6 million in the prior year.

Cash flow from operations was $5.8 million for the fourth quarter of 2009. Cash, cash equivalents and investments totaled $75.5 million on December 31, 2009, up $17.1 million when compared with $58.4 million as of December 31, 2008. During 2009 the company repurchased $10 million worth of stock. During the quarter, the company announced it would acquire Xenos Group, Inc. for up to CAD$37.7 million in cash. The transaction closed yesterday, February 1, 2010.

Significant Business Highlights Since October 2009

  Over 24,000 cumulative registrations on BIRT Exchange;
  BIRT Exchange Marketplace Beta version launched to showcase BIRT-based applications, with 44 added to date;
  Launched BIRT Performance Scorecard 9, the latest iteration of its Performance Management solution that fully integrates BIRT to bring the simplicity and collaboration of consumer internet applications to the Performance Management process;
  Unveiled BIRT Scorecard Exchange, a pioneering business to business site that grants BIRT Performance Management practitioners no cost access to best practices, frameworks, prebuilt measurement criteria and community links;
  Actuate & BIRT Customer Days hosted in San Francisco, New York, London, Paris and Frankfurt;
  Results of Actuate’s Fourth Annual Open Source Survey were published for North America, UK, France, Germany and China, revealing that although Europe is ahead in open source adoption, it is fast becoming mainstream in North America with 41% of respondents already using open source and almost 10% planning to adopt;.
  Actuate and St. Thomas Elgin General Hospital won BeyeNETWORK 2009 "Vision Award for Business Impact" in the Performance Management category;
  ABS Nautical Systems, City of Dallas, Presbyterian Health Services, City of Chicago, NASCO, HealthNow, Dubai Municipality and Bank of East Asia honored by Actuate for excellence in business intelligence.

During the fourth quarter, Actuate received significant new and repeat business from, among others: CitiGroup, Deutsche Bank, Lincoln Financial Advisors Corporation, New Jersey Turnpike Authority, IMCO Ltd (aka. FUNDWORKS), Galeries Lafayette Group, GISS (Spanish Social Security), Unilog Avinci - a LogicaCMG Company, Amdocs, Eldorado Computing, Inc, Sterling Commerce, Inc., The Northwestern Mutual Life Insurance Company, APL Limited, Firstbank, HSBC Global Asset Management, DOMCURA AG, Stadtwerke Muenchen GmbH, UBS (Luxembourg) SA, Capita Life & Pensions Regulated Services Ltd., Emptoris, Inc., Wachovia Securities, LLC, Cordis Corporation and CS STARS, LLC.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, February 2nd, 2010 to further discuss these results. The dial-in number for the call is 1-866-272-9941 (617-213-8895 for international participants) and the conference identification number is 81722367. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay thereafter.

Actuate – the people behind BIRT

Actuate founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Actuate and its people are dedicated to making BIRT the best environment for our customers to develop Web 2.0 applications that drive revenue through higher customer satisfaction/loyalty and improve operational performance. The people of Actuate continually participate in and provide resources for the vibrant open source community that has emerged around BIRT. Anybody can participate in the BIRT movement by visiting www.birt-exchange.com.

Actuate offers value-add BIRT products and services that speed the development process and bring additional functionality, interactivity and enterprise scalability to BIRT-based Rich Information Applications. Actuate has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information, visit the company's web site at www.actuate.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses, operating expenses related to idle facilities, one-time professional services fees, acquisition related costs, other employee termination costs and other charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) The Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

e) Operating expenses related to idle facilities are excluded because the charges relate to facilities that have been abandoned and therefore the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan.

f) Other employee termination costs relate to a one-time operating expense accrual for an unusual charge incurred by the Company as the result of the termination of an employee in our European division. These costs are excluded because the changes are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the company’s core operations, they are not included in the company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

g) Acquisition related costs relate to expenses incurred in pursuing our acquisition of Xenos Inc. These expenses are excluded because they are unrelated to the ongoing operations of the company in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. Starting in the quarter ended March 31, 2009, the Company began to use a normalized effective tax rate of 20%. Prior to March 31, 2009 a rate of 30% was used. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2008 Annual Report on Form 10-K filed on March 12, 2009.

Copyright © 2010 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$75,531	$42,050
Accounts receivable, net	33,176	28,017
Other current assets	5,667	6,620
Total current assets	114,374	76,687
Property and equipment, net	3,786	4,729
Goodwill and other intangibles, net	37,014	37,914
Investments	-	16,391
Other assets	14,590	14,791
	$169,764	$150,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,372	$2,067
Restructuring liabilities	2,796	3,206
Accrued compensation	4,918	4,514
Other accrued liabilities	5,330	5,299
Income taxes payable	845	-
Deferred revenue	44,999	40,900
Total current liabilities	60,260	55,986

Long term liabilities:
Notes payable	30,000	30,000
Other deferred liabilities	769	1,054
Deferred revenue	1,288	2,472
Tax liabilities	806	1,660
Restructuring liabilities	622	3,092
Total long term liabilities	33,485	38,278

Stockholders' equity & non-controlling interest	76,019	56,248
	$169,764	$150,512

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
License fees	$10,239	$10,069	$36,146	$39,989
Maintenance	19,577	19,904	76,466	76,695
Professional services	1,369	3,215	6,721	14,306
Total revenues	31,185	33,188	119,333	130,990

Costs and expenses:
Cost of license fees	231	330	934	1,396
Cost of services	4,125	5,469	17,843	23,330
Sales and marketing	10,314	11,848	41,747	51,830
Research and development	5,011	5,175	20,267	22,035
General and administrative	5,598	4,013	20,315	18,470
Amortization of other intangibles	170	237	680	948
Restructuring charges	108	431	348	1,506
Total costs and expenses	25,557	27,503	102,134	119,515
Income from operations	5,628	5,685	17,199	11,475
Interest and other income	115	137	294	901
Interest expense	(347)	(113)	(1,404)	(116)
Income before income taxes	5,396	5,709	16,089	12,260
Provision (benefit) for income taxes	1,959	1,038	3,910	(1,318)
Net income	3,437	4,671	$12,179	$13,578
Basic net income per share	$0.08	$0.08	$0.27	$0.23
Shares used in basic per share calculation.	45,443	58,595	45,131	60,025
Diluted net income per share	$0.07	$0.08	$0.25	$0.21
Shares used in diluted per share calculation	49,477	61,335	49,396	65,049

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		(a)	December 31,		(a)
	2009	2008	Notes	2009	2008	Notes
GAAP income before income taxes	$5,396	$5,709		$16,089	$12,260
Non-GAAP adjustments:
Amortization of purchased technology	55	37	(b)	220	147	(b)
Amortization of other intangibles	170	237	(c)	680	948	(c)
Stock compensation expense under FAS123R	1,319	2,031	(d)	6,686	9,122	(d)
Restructuring charges	108	431	(e)	348	1,506	(e)
Acquisition related costs	483	-	(f)	483	-	(f)
Other employee termination costs	-	416	(g)	-	416	(g)
One-time professional services fees	-	-		-	483	(h)
Operating expenses related to idle facilities	-	-		-	306	(i)
Non-GAAP income before income taxes	7,531	8,861		24,506	25,188
Non-GAAP tax provision	1,506	2,658	(j)	4,901	7,557	(j)
Non-GAAP net income	6,025	6,203		19,605	17,631
Basic non-GAAP net income per share	$0.13	$0.11		$0.43	$0.29
Shares used in basic per share calculation	45,443	58,595	(k)	45,131	60,025	(k)
Diluted non-GAAP net income per share	$0.12	$0.10		$0.40	$0.27
Shares used in diluted per share calculation	49,999	61,354	(k)	49,453	65,228	(k)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft acquisition transaction in January of fiscal year 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended December 31, 2009, stock-based expense included approximately (in thousands): $182, $122, $250, and $765, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the third and fourth quarters of 2009 consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in July 2009. Also, included for the 2009 year are charges related to prior facility closures in North America. These charges were based on actual and estimated costs incurred including estimates of sublease income on portions of our idle facilities that we periodically update based on market conditions and in accordance with our restructuring plans. The restructuring expense for the fourth quarter of 2008 consist primarily of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in August 2008. Also, included for the 2008 year are charges primarily related to the closure of various office facilities in North America and costs related to the termination of European employees in connection with the previous closure of one of our European operations.

(f) Costs associated with the acquisition of Xenos Group Inc.

(g) Other employee termination costs relate to a one-time operating expense accrual for an unusual charge incurred by the Company as the result of the termination of an employee in our European division.

(h) During the quarter, the Company incurred professional fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company's core operations, they are not included in the Company's annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

(i) This relates to a one-time operating expense charge related to our former headquarters facility in South San Francisco, California. The facility was abandoned in September of 2007, when the Company moved to its new headquarters in San Mateo, California.

(j) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%. Prior to fiscal 2009, the Company used a normalized effective rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(k) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Twelve Months Ended
	December 31,
Operating activities	2009	2008
Net income	$12,179	$13,578
Adjustments to reconcile net income to net cash from operating activities:
Stock based compensation expense related to stock options and employee stock purchase plan	6,686	9,122
Excess tax benefits from stock-based compensation	(2,136)	(948)
Amortization of other purchased intangibles	900	1,419
Amortization of debt issuance cost	280	48
Depreciation and amortization of property and equipment	2,223	2,228
Net operating loss utilizations (adjustments) related to prior acquisitions	-	(228)
Restructuring charges	-	1,506
Other-than-temporary impairment/(gain) on Auction Rate Securities (ARS)	(659)	2,593
Loss/(gain) on the fair value of put option	588	(2,509)
Accretion/amortization on short-term debt securities	51	252
Change in valuation allowance on deferred tax assets	226	135
Changes in operating assets and liabilities:
Accounts receivable, net of allowance	(5,159)	10,558
Other current assets	710	1,190
Accounts payable	(695)	(1,312)
Accrued compensation	404	(1,812)
Other accrued liabilities	299	(1,023)
Deferred tax assets	362	(3,469)
Deferred tax liabilities	24	-
Income tax receivable	(672)	-
Income tax payable	2,103	2,773
Other liabilities	(286)	(70)
Restructuring liabilities	(2,880)	(4,017)
Deferred revenue	2,915	(479)
Net cash provided by operating activities	17,463	29,535

Investing activities
Purchases of property and equipment	(1,280)	(1,688)
Change in restricted cash	229	(260)
Proceeds from maturity of investments	36,251	79,844
Purchases of short-term investments	(24,943)	(66,875)
Change in other current and non-current assets	(15)	-
Net cash provided by investing activities	10,242	11,021

Financing activities
Proceeds from the credit facility, net of issuance cost	-	29,598
Tax benefit from exercise of stock options	2,136	948
Proceeds from issuance of common stock	8,152	6,661
Stock repurchases	(10,039)	(72,675)
Cost of treasury stock	(258)	(271)
Net cash used in financing activities	(9)	(35,739)
Net increase in cash and cash equivalents	27,696	4,817
Effect of exchange rate on cash	705	(1,513)
Cash and cash equivalents at the beginning of the period	24,772	21,468
Cash and cash equivalents at the end of the period	$53,173	$24,772

CONTACT:
Actuate Corporation
Karen Haus, 650-645-3555
ir@actuate.com